Exhibit 10.1

Sonus Networks, Inc.

7 Technology Park Drive

Westford, MA 01886

October 8, 2010

Mr. Raymond P. Dolan

By electronic delivery

Dear Ray:

I am pleased to provide you in this letter (the “Agreement”) with the terms and conditions of our offer of employment by Sonus Networks, Inc. (the “Company”).

1.             Position.  The Company agrees to employ you as its President and Chief Executive Officer, with the powers and duties consistent with such position.  You will report to the Board of Directors of the Company (the “Board”).  You will also be appointed as a member of the Board, subject to re-election at the Company’s 2011 annual meeting of stockholders.

As a full-time employee of the Company, you will be expected to devote all of your business time and energies to the affairs of the Company; provided, however, that subject to Board approval you may (a) serve as a member of the board of directors of up to two other companies, provided that neither competes with the Company and such service does not substantially interfere with your ability to serve as the Company’s President and Chief Executive Officer, and (b) participate in charitable activities and serve as a member of the board of directors of any charitable entity.

2.             Commencement Date/Nature of Relationship.  Your employment will commence no later than October 18, 2010 (the “Commencement Date”).  Employment at the Company is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason, subject to the provisions of Section 8 below.

3.             Compensation.  During your employment with the Company, you will receive the following compensation:

(a)                                 Base Compensation.  Your initial base salary (“Base Salary”) will be at the annualized rate of $500,000, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.  The Company will review your Base Salary on an annual basis and such Base Salary may be adjusted at the discretion of the Compensation Committee of the Board (the “Compensation Committee”); provided that you may elect to terminate your employment for Good Reason (as defined below) if the Compensation Committee reduces your Base Salary without your consent.

(b)                                 Target Bonus.  You will be eligible to participate in the Senior Management Cash Incentive Plan (or its successor) during each year you are employed by the Company, with a target bonus of 100% of your then-current annual Base Salary (“Target Bonus”).  For 2010, your specific objectives will be the same ones given to your predecessor.  If received, your Target Bonus will be pro-rated for the number of days in 2010 that you are employed with the Company.  In subsequent years, specific objectives for your Target Bonus will be agreed upon with the Compensation Committee on or about January 1 with respect to an award for such year.  Your annual Target Bonus will be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year, but in no event later than April 15 of each such subsequent year.

(c)                                  Stock Option Grant.  You will be granted non-qualified options (“Options”) to purchase up to 1,000,000 shares of the Company’s common stock, $0.001 par value per share, under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”), subject to the terms of the Plan and the terms of the Company’s stock option agreement, which will reflect the terms of this Agreement.  The grant date will be the first 15th day of the month that next follows your Commencement Date or the first business day thereafter if that day is not a business day.  The per share exercise price will be the per share closing price of the Company’s common stock on the grant date.  Subject to the provisions of this Agreement, the Options will vest and become exercisable as follows: (i) 25% of the Options (250,000 shares) will vest on the first anniversary of your Commencement Date and (ii) the remaining 75% of the Options (750,000 shares) will vest in equal monthly increments of 2.0833% of the Options thereafter (20,833 shares per month) through the fourth anniversary of your Commencement Date.  The Options will expire on the tenth anniversary of your Commencement Date.

(d)                                 Performance Share Grant.  In addition to the above-referenced equity grant, you will be eligible to receive the following equity compensation upon the following terms and conditions:

(i)                                     You will be granted 750,000 restricted shares of the Company’s common stock under the Plan (the “Performance Shares”), subject to the terms and conditions of the Plan and the Company’s restricted stock agreement, which will reflect the terms of this Agreement.  Such Performance Shares will be granted on the first 15th day of the month following your Commencement Date or the first business day thereafter if that day is not a business day (the “Performance Share Grant Date”).

(ii)                                  The Performance Shares will only vest upon certain conditions:

(A)                               the Company must achieve certain performance metrics between January 1, 2011 and December 31, 2011 (the “Performance Period”); and

(B)                               except as provided below, you must remain employed with the Company at the end of such Performance Period.

(iii)                               The Compensation Committee, in its sole discretion, will establish the “threshold”, “target” and “maximum” levels of achievement during the Performance Period.  If Company performance (as determined by the Compensation Committee in its sole discretion) is determined to be:

(A)                               below the “threshold” level of achievement, then no Performance Shares will vest;

(B)                               at the “threshold” level of achievement, then 250,000 Performance Shares will vest, on the schedule and subject to the terms and conditions set forth below;

(C)                               at the “target” level of achievement, then 500,000 Performance Shares will vest, on the schedule and subject to the terms and conditions set forth below; and

(D)                               at the “maximum” level of achievement, 750,000 Performance Shares will vest, on the schedule and subject to the terms and conditions set forth below;

provided, however, that the number of Performance Shares that will vest for performance between the “threshold”, “target”, and “maximum” levels of achievement for the Performance Period will be pro rated.

(iv)                              The number of Performance Shares determined by the formula described in Section 3(d)(iii) above (subsequently referred to as “Restricted Shares”) will then vest as follows:

(A)                           25% of the Restricted Shares will vest on the date the Company reports its financial results by which the achievement of the performance metrics can be determined; and

(B)                               subject to your continued employment with the Company on each of the following vesting dates, 25% of the Restricted Shares will vest on each of the second, third and fourth anniversaries of your Commencement Date.

(v)                                 In the event that you are granted Performance Shares or Restricted Shares that will not vest, you will automatically forfeit (the “Forfeiture”), without any action required on your part, all of the unvested Performance Shares (the “Forfeited Shares”) that you received under this Agreement without the payment of consideration by the Company and the Forfeited Shares will revert to the Company.  Upon and after Forfeiture, the Company will not pay any dividend to you on account of such Forfeited Shares or permit you to exercise any of the privileges or rights of a stockholder with respect to such Forfeited Shares, but shall, in so far as permitted by law, treat the Company as the owner of the Forfeited Shares.

(vi)                              Section 83(b) Election. You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time Performance Shares are granted on the Performance Share Grant Date (a “Section 83(b) Election”).  A Section 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days of the Performance Share Grant Date in connection with the grant of any Performance Shares.  You are obligated to pay the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares.  If you do not make a Section 83(b) Election, you will satisfy such tax withholding obligations by delivery to the Company, on each date on which shares of common stock will vest and such number of shares that vest on such date will have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Such delivery of shares of common stock to the Company will be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

(e)                                  Acquisition.

(i)                                     In the event of an Acquisition (as hereinafter defined):

(A)                               50% of all unvested Options will vest immediately upon the date of Acquisition, and the remaining unvested Options will continue to vest according to their terms; and

(B)                               if such Acquisition occurs during the Performance Period, 500,000 Performance Shares will vest as follows:

(1)                                 50% of such shares will vest immediately upon the date of the Acquisition; and

(2)                                 subject to your continued employment with the Company or a successor entity, 16.667% of such shares will vest on each of the first, second and third anniversaries of the date of Acquisition; but

(C)                               if such Acquisition occurs after the Performance Period, 50% of the unvested Restricted Shares will vest immediately upon the date of the Acquisition and the remaining unvested Restricted Shares will continue to vest according to their terms.

4.             Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on or before your first day of employment, you will be required to fill out an Employment Verification Form and present documents in accordance with such form.

5.             Benefits.  During your employment with the Company, you will be entitled to the following benefits:

(a)                                 The Company will reimburse you for your relocation costs incurred within twelve (12) months of your Commencement Date, including moving expenses, temporary living and travel expenses and any related expenses, up to $50,000.  This amount will not include ordinary business expenses, which will be reimbursed pursuant to Company policy.  You agree to submit receipts supporting all of your relocation expenses;

(b)                                 You will be entitled to four (4) weeks of vacation per year and such calculation will be ratable for 2010 based upon your Commencement Date.  Unused vacation may be carried over each year during your employment or paid to you upon termination consistent with Company policy and limitations;

(c)                                  You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans.  The Company retains the right to change, add or cease any particular benefit for its employees; and

(d)                                 The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

6.           Confidentiality.  The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the stock option and performance stock grants described above, you and the Company will become parties to a Noncompetition and Confidentiality Agreement.    Two copies of this agreement have been sent with this Agreement.  Please sign both copies and return them to the Company prior to your Commencement Date.

7.             Indemnity.  As an executive of the Company, the Company will provide you with an Indemnity Agreement.  Two copies of this agreement have been sent with this Agreement.  Please sign both copies and return them to the Company prior to your Commencement Date.

8.             Termination and Eligibility for Severance.  You will be eligible to receive the termination and severance benefits set forth in this Section 8 unless your employment is terminated by the Company for Cause (as defined below) or you resign from employment other than for Good Reason (as defined below).

(a)                                 In the event the Company terminates your employment for any reason other than Cause, your employment terminates due to your death or Disability (as defined below), or you terminate your employment for Good Reason, and subject to your execution of a comprehensive release as set forth in Section 8(c) below, you (or your estate or your successors and assigns, as the case may be) will be eligible to receive the following severance and related post-termination benefits:

(i)                                     a lump sum payment equal to one and one half (1.5) times your then annual Base Salary payable at the time of termination, unless the termination follows an Acquisition, in which case you will receive two (2) times your then annual Base Salary;

(ii)                                  one and one half (1.5) times your then Target Bonus payable in a lump sum at the time of termination, unless the termination follows an Acquisition, in which case you will receive two (2) times your then Target Bonus;

(iii)                               continuation of payment of the Company’s share of medical, dental and vision insurance premiums for you and your dependents for the eighteen (18) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(iv)                              any allowable unreimbursed expenses, any accrued but unused vacation pay, and any earned but unpaid bonus amounts owing to you at the time of termination;

(v)                                 any Options that are unvested as of the termination date and that would vest during the twenty-four (24) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; provided that if your termination under this Section 8(a) occurs in contemplation of, upon or after an Acquisition, then all unvested Options at that time will fully accelerate and immediately vest on the termination date; and all Options vesting pursuant to this Section 8(a)(v) will remain outstanding and exercisable for the shorter of five (5) years from your termination date or the original remaining life of the Options; and

(vi)                              any Restricted Shares that are unvested as of the termination date and that would vest during the twenty-four (24) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided that if your termination under this Section 8(a) occurs in contemplation of, upon or after an Acquisition, then all unvested Restricted Shares at that time will fully accelerate, immediately vest upon termination and be freely marketable.

(b)                                 If the Company terminates your employment for any reason other than Cause, your employment terminates due to your death or Disability, or you terminate your employment for Good Reason, and such termination occurs during the Performance Period, 500,000 Performance Shares will vest as follows:

(i)                                     25% of such shares will vest immediately on the termination date; and

(ii)                                  the remainder of such shares shall vest as Restricted Shares pursuant to the vesting schedule set forth in Section 8(a)(vi) above.

(c)                                  The Company’s provision of the benefits described in Section 8(a) and/or Section 8(b) above will be contingent upon your execution of a release of all claims in favor of the Company in a form to be provided by the Company (the “Release Agreement”), which Release Agreement must be delivered to the Company within fifty-two (52) days following the termination of your employment.  The lump sum payment described in Section 8(a) above will be made on the sixtieth (60th) day following the termination of your employment, after the Company’s receipt of the executed Release Agreement and the expiration of any revocation period described in the Release Agreement.  The Company will have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 8.

(d)                                 The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination.  You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination, specifying the basis for your claim of Good Reason.  If you seek to terminate your employment for Good Reason, the Company will have ten (10) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason.  Upon a termination for Cause by the Company or upon a termination without Good Reason, you will be entitled to accrued but unpaid Base Salary and benefits through the date of termination only.

(e)                                  Definitions:

(i)                                     An “Acquisition” as used in this Agreement will mean any of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or you) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (B) in the event that the individuals who as of the date hereof constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Board then still in office who either were members of the Board as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; (C) the consummation of a merger or consolidation of the Company with or the sale of the Company to any other entity and, in connection with such merger, consolidation or sale, individuals who constitute the Board immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving/purchasing or acquiring entity following the consummation of such merger, consolidation or sale; (D) the stockholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity not controlled by the Company.

(ii)                                  “Cause” as used in this Agreement means the occurrence of any of the following: (A) gross negligence or willful misconduct by you in the performance of your duties that is likely to have a material adverse effect on the Company or its reputation; (B) your indictment for, formal admission to (including a plea of guilty or non contendere to), or conviction of (1) a felony, (2) a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or (3) any crime involving the Company; (C) your commission of an act of fraud or dishonesty in the performance of your duties; (D) repeated failure by you to perform your duties, which are reasonably and in good faith requested in writing by the Board of Directors of the Company; (E) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of written notice of such breach; or (F) material breach of any written agreement between you and the Company, including, without limitation, the Noncompetition and Confidentiality Agreement, that you fail to remedy within ten (10) days following written notice from the Company.

(iii)                         “Disability” means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(iv)                        “Good Reason” means (A) a material breach of this Agreement by the Company, which breach is not cured by the Company within ten (10) days following receipt of written notice thereof from you; provided, however, that the Company may only utilize its cure right two (2) times hereunder; (B) the relocation of the Company’s headquarters such that the distance from your residence to the Company’s headquarters is increased by more than forty (40) miles compared to the distance to the Company’s current headquarters in Westford, Massachusetts; (C) a reduction in your then annual Base Salary without your approval; (D) the assignment to you of a lower position in the organization in terms of your title, responsibility, authority or status without your approval; or (E) your ceasing to be a member of the Board for any reason other than your death,  Disability, termination for Cause hereunder, resignation as an employee or director, refusal to stand for re-election to the Board or the failure to be elected by the stockholders after being nominated and recommended by the Board.

(f)                                    Tax Implications of Termination Payments. Subject to this Section 8(f), any payments or benefits required to be provided under Section 8 will be provided only upon the date of a “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), which occurs or after the date of termination under this Section 8. The following rules will apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 8:

(i)                                     It is intended that each installment of the payments and benefits provided under Section 8 will be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)                                  If, as of the date your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits will be made on the dates and terms set forth in Section 8.

(iii)                               If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A)                              Each installment of the payments and benefits due under Section 8 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) will be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(B)                                Each installment of the payments and benefits due under Section 8 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company will not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence will not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year  following the taxable year in which your separation from service occurs.

9.             Section 409A of the Code.   This Agreement is intended to comply with the provisions of Section 409A and this Agreement will, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement will have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder will be deemed not to comply with Section 409A, then neither the Company, the Board nor any of its or their respective designees or agents will be liable to you or any other person for any actions, decisions or determinations made in good faith.

10.           No Mitigation.  The parties hereto agree that you will not be required to mitigate damages in respect of any termination benefit or payment due under this Agreement, nor will any such benefit or payment be offset by any future compensation or income received by you from any other source.

11.           Provision of Benefits.  Should the continuation of any benefits to be provided to you following the termination of your employment hereunder be unavailable under the Company’s benefit plans for any reason, the Company will pay for you to receive such benefits under substantially similar plans from similar third party providers.

12.           Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

13.           Assignment.  This Agreement is personal in nature and neither of the parties hereto will, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor will discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

14.           General.

(a)                                  Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein.  This Agreement supersedes any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement will be valid unless made in writing and signed by the parties hereto.

(b)                                 Severable Provisions.  This provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement will nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement will govern and control.  Except as modified hereby, this Agreement will remain unmodified and in full force and effect.

(c)                                  Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)                                 Arbitration.

(i)                                      Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in Boston, Massachusetts, under the jurisdiction of the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(ii)                                   The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(iii)                                Except as otherwise provided in this Agreement, all the fees and expenses of the arbitrator will be borne by the Company, and each party will bear the fees and expenses of its own attorney.

(iv)                              The parties agree that this Section 14(d) has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section 14(d) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(v)                            The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)                                  Notices.  All notices will be in writing and will be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address:  General Counsel, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886 (and to 4 Technology Park Drive, Westford, MA 01886 after December 15, 2010), and to you at the address in your then-current employment records.  Any such notice will be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f)                                    Counterparts.  This Agreement may be executed in more than one counterpart, each of which will be deemed to be an original, and all such counterparts together will constitute one and the same instrument.

(g)                                 Survival.       All terms of this Agreement, which by their nature extend beyond its termination, will remain in effect until fulfilled and apply to the parties’ respective successors and assigns.

(h)                                 Legal Fees.       The Company agrees to reimburse you for your reasonable legal fees, not to exceed $10,000, incurred in reviewing this Agreement.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by October 15, 2010.  Please send your countersignature to this Agreement to the Company, or via e-mail to Jeff Snider, which execution will evidence your agreement with the terms and conditions set forth herein.  We are enthusiastic about your joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

Ray, I am looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Howard Janzen
Howard Janzen
Chairman

Accepted by:

/s/ Raymond P. Dolan	10/08/10
Raymond P. Dolan	Date